FOR IMMEDIATE RELEASE

A&B AND DMB SELL KUKUI`ULA RESIDENTIAL PROJECT ON KAUA`I
HONOLULU, Oahu, HI (November 12, 2021) – Alexander & Baldwin, Inc. (NYSE:ALEX) (“A&B” or “Company”) today announced it has sold its Kukui`ula residential development on the island of Kaua`i (the “Project”). A&B and its development partner, DMB Development, LLC of Scottsdale, AZ (“DMB”), completed the sale to Denver-based Brue Baukol Capital Partners (“BBCP”) today. BBCP now assumes the role of master developer of the community.

A&B and DMB (collectively the “Partners”) formed a partnership in 2002 for purposes of planning and developing the 1,000-acre resort community on Kaua`i’s south shore. Construction began in 2006 and the community today is thriving, with more than 280 lots sold and more than 125 homes completed. The Partners pursued a sale of the Project largely because of A&B’s strategic decision to focus its business model on commercial real estate. A comprehensive marketing process began earlier this year and led to the selection of BBCP as the buyer and new developer.

“A&B and DMB have partnered for nearly 20 years in pursuit of our shared vision for Kukui`ula. We are proud of the vibrant community we have created and thankful to our more than 200 Kukui`ula employees for their help in creating such a special place,” said A&B CEO Chris Benjamin. “A&B has significant continuing interests on Kaua`i, including ownership of the adjacent Shops at Kukui`ula retail center, and will remain committed to the well-being of Kaua`i’s communities. The sale of Kukui`ula is an important step forward in the simplification of A&B’s business model and positions us to expand our Hawai`i commercial real estate portfolio.”

“From our first visit to Kukui`ula in 2002, we understood what a unique place it is. Through our partnership with A&B and the dedication of our employees and members, we are proud to have created a community that properly reflects the warm spirit and natural beauty of Kaua`i,” said DMB Chairman Drew Brown. “We are pleased to have found a respected developer in Brue Baukol Capital Partners to steward the Project from this point forward.”

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About Alexander & Baldwin, Inc.
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai'i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai'i, including 22 retail centers, 11 industrial assets and 4 office properties, as well as 147 acres of ground leases. A&B is expanding and strengthening its Hawai'i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 150-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

About DMB Development
DMB Development is a nationally recognized developer of large-scale planned communities, with operations throughout the United States. DMB’s track record of developing world-class communities is predicated on building lasting relationships with municipalities, surrounding residents, local businesses, community groups, and other community stakeholders. DMB selects truly exceptional properties in the most desirable locations and creates new communities that have a positive impact on the community at large. DMB communities have won countless awards for design, planning, innovation, and environmental sensitivity. Learn more about DMB at www.dmbdevelopment.com.

Media Contacts:
Andrea Galvin, A&B (Hawai'i)
agalvin@abhi.com, 808.525.8404

Alexandra Ostridge, C&R PR (National)
ali@candrpr.com, 310.926.3253